Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AnaptysBio, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-215741, 333-223446, 333-229927, and 333-236805) on Form S-8 of AnaptysBio, Inc. of our report dated February 25, 2021, with respect to the consolidated balance sheets of AnaptysBio, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of AnaptysBio, Inc.

/s/ KPMG LLP
San Diego, California
February 25, 2021